Exhibit 10.8

AMENDMENT AGREEMENT

          THIS AMENDMENT AGREEMENT is made as of December 9, 2003, by and between Century Aluminum Company, a Delaware corporation (the “Company”), and David W. Beckley (the “Executive”).

RECITALS

          A. The Company and the Executive are parties to an Employment Agreement, made as of January 1, 2002, pursuant to which the parties agreed that the Company would employ Executive as Executive Vice President and Chief Financial Officer (the “Employment Agreement”).

          B. Pursuant to the terms of the Employment Agreement, Executive’s employment would extend no later than December 31, 2004, unless extended by the mutual agreement of the parties.

          C. The Company desires to extend the term of the Employment Agreement until December 31, 2005, to reflect Executive’s current Base Salary in the Agreement and to conform the Agreement to the Company’s current policy regarding exercise of options by retirees.

          D. Executive is willing to continue his employment with the Company on the terms and conditions set forth in this Amendment Agreement.

          E. The Company and Executive are also parties to an Amended and Restated Severance Protection Agreement made as of January 1, 2002 (the “SPA”). The Company and Executive wish to conform the termination date of the SPA with the termination date of the Employment Agreement.

          THE PARTIES AGREE AS FOLLOWS:

          1. Term of Employment. Section 1. of the Employment Agreement is hereby amended by substituting “December 31, 2005” for “December 31, 2004” in line two.

          2. Base Salary. Section 2.1 (a) (i) of the Employment Agreement is hereby amended by substituting “$22,667” for “$21,270.83” in line two and “$272,000” for “$255,250” in line six.

          3. Termination of Employment for Death or Disability; Exercise of Options. Section 3.2 (b) of the Employment Agreement is hereby amended by deleting the final sentence thereof in its entirety and substituting in its place the following:

“If Executive’s employment terminates by reason of death or disability, Executive or Executive’s representative may exercise all unexercised options within three years after such death or disability or the expiration date of the option, whichever is sooner.”

          4. Term of Amended and Restated Severance Protection Agreement. Section 1 of the SPA shall be amended to substituting “December 31, 2005” for “January 1, 2004” in line two and “2006” for “2004” in line three thereof.

          5. Incorporation of Amendment Agreement and SPA. Except as explicitly set forth in this Amendment Agreement, the parties do not intend to modify the terms and conditions of the Employment Agreement or the SPA, those terms and conditions shall remain in full force and effect, and they shall be incorporated into this Amendment Agreement by this reference.

CENTURY ALUMINUM COMPANY

By:	/s/ Gerald J. Kitchen

Title:	Executive Vice President, General Counsel and
Chief Administrative Officer

/s/ David W. Beckley

David W. Beckley